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                                                                      Exhibit 43


                      THIRD AMENDMENT TO RIGHTS AGREEMENT

                 This Amendment, dated as of March 29, 1995, is made between The United States Shoe Corporation, an Ohio corporation (the "Company"), and State Street Bank and Trust Company, a Massachusetts Trust Company (the "Successor Rights Agent"), and amends the Rights Agreement, dated as of March 31, 1986, as subsequently amended March 23, 1988 and June 1, 1993, (the "Rights Agreement"), between the Company and the prior Rights Agent.

                                    RECITALS

                 A. The Company has terminated the duties of the prior Rights Agent under the Rights Agreement by letter dated March 28, 1995.

                 B. The Company intends to appoint the Successor Rights Agent to succeed as Rights Agent; the Successor Rights Agent wishes to accept appointment as Successor Rights Agent; and the parties hereto wish to make certain changes to the Rights Agreement to facilitate this succession.

                 NOW THEREFORE, the parties agree as follows:

1.               Appointment of Successor Rights Agent

                          The Company hereby appoints the Successor Rights
Agent under the Rights Agreement, effective as of 12:01 a.m., New York time, March 29, 1995, and the Successor Rights Agent hereby accepts such appointment, subject to all the terms and conditions of the Rights Agreement as amended hereby.

2.               Amendments to Rights Agreement

                          The Company and the Successor Rights Agent agree that
the Rights Agreement shall be amended as provided below, effective as of the date of this Amendment except as may otherwise be provided below:

                 (a) From and after the time that the appointment of the Successor Rights Agent as Successor Rights Agent is effective, all references in the Rights Agreement (including all exhibits thereto) to the prior Rights Agent as Rights Agent shall be deemed to refer to the Successor Rights Agent as Successor Rights Agent. From and after the effective date of this Amendment, all references in the Rights Agreement to the Rights Agreement shall be deemed to refer to the Rights Agreement as amended by this Amendment.

                 (b) Section 3(c) of the Rights Agreement is amended as of the time of appointment of the Successor Rights Agent as Successor Rights Agent by adding the following immediately after the legend appearing therein:





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                          On March 29, 1995, State Street Bank and Trust
                          Company succeeded The Bank of New York as Rights
                          Agent.

                 The following legend may, in the alternative, be affixed:

                          This certificate also evidences and entitles the holder hereof to certain rights as set forth in a Rights Agreement between the Company and State Street Bank and Trust Company (as Successor Rights Agent), dated as of March 31, 1986, and as subsequently amended, (the "Rights Agreement") the terms of which are hereby incorporated herein by reference and a copy of which is on file at the principal executive offices of the Company. Under certain circumstances, as set forth in the Rights Agreement, such Rights will be evidenced by separate certificates and will no longer be evidenced by this certificate. The Company or State Street Bank and Trust Company will mail to the holder to this certificate a copy of the Rights Agreement without charge after receipt of a written request therefore. Under certain circumstances, as set forth in the Rights Agreement, Rights issued to any person who becomes an acquiring person (as defined in the Rights Agreement) may become null and void.

                 (c) Section 25 of the Rights Agreement is amended by deleting the name and address of the prior Rights Agent and substituting therefore the following:

                          STATE STREET BANK AND TRUST COMPANY
                          2 Heritage Drive
                          Corporate Stock Transfer Dept.
                          North Quincy, Massachusetts  02171

                          Attn:  Margaret Prentice

                 (d) Section 31 of the Rights Agreement is amended by adding the following words at the end thereof: "provided, however, that the rights and obligations of the Rights Agent shall be governed by and construed in accordance with the laws of the State of Massachusetts."

3.               Miscellaneous

                 (a) Except as otherwise expressly provided, or unless the context otherwise requires, all terms used herein have the meanings assigned to them in the Rights Agreement.





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                 (b)      Each party hereto waives any requirement under the
Rights Agreement that any additional notice be provided to it pertaining to the matters covered by this Amendment.

                 (c) This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which counterparts shall together constitute but one and the same document.

                 IN WITNESS WHEREOF, the parties have called this Amendment to be duly executed and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first written above.


                       THE UNITED STATES SHOE CORPORATION

[SEAL]

ATTEST:

By:  /s/ Thomas Buehler           By:  /s/ Robert Petrik
     -----------------------           --------------------------
     Its Assistant Secretary           Its Vice President


                                  STATE STREET BANK AND TRUST COMPANY
                                  AS SUCCESSOR RIGHTS AGENT


[SEAL]

ATTEST:

By:  /s/ Michael Jones             By: /s/ Charles Rossi
     -----------------------           --------------------------
     Its Vice President                Its Vice President


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